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                                                                     EXHIBIT 5.1



                   [ZIXIT CORPORATION LETTERHEAD APPEARS HERE]


                                  March 4, 2002



ZixIt Corporation
2711 North Haskell Avenue
Suite 2300, LB 36
Dallas, Texas 75204-2960

    Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         I have acted as General Counsel to ZixIt Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the resale of 916,667 shares (the "Shares") of the Company's common stock, $.01 par value per share. The Shares are issuable upon the exercise of certain common stock warrants that were issued to the selling shareholders in connection with David
P. Cook's transfer of his own employee stock options to acquire 916,667 shares of common stock back to the Company, and the Company's issuance of warrants for the Shares to the selling shareholders on substantially the same terms and conditions as those governing Mr. Cook's original stock options. The Shares are being registered pursuant to a registration statement on Form S-3 to be filed with the Securities and Exchange Commission on or about March 7, 2002 (the "Registration Statement").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

         Based on the foregoing, I am of the opinion that the Shares, if and when such Shares are issued, will be validly issued, fully paid and nonassessable upon issuance, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance.

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         I consent to the use of this opinion as an exhibit to the Registration
Statement.

                                        Very truly yours,

                                        /s/ Ronald A. Woessner

                                        Ronald A. Woessner
                                        Senior Vice President, General Counsel
                                        and Secretary for ZixIt Corporation